SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM 8-K


             Current Report Pursuant to Section 13 or 15(d)
               of the Securities Exchange Act of 1934


Date of Report (date of earliest event reported): November 9, 2004



                            FARMER BROS. CO.




       Delaware                  0-1375                     95-0725980
(State of incorporation)     (Commission File Number)     (IRS Employer
                                                        Identification No.)





20333 South Normandie Avenue, Torrance, California             90502
(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code 310-787-5200















Item 5.  Other Events and Regulation FD Disclosure.

NEWS RELEASE
November 9, 2004
FARM - NASDAQ NATIONAL MARKET SYSTEM


Farmer Bros. Reports Earnings Per Share of $0.11

TORRANCE, CALIF. - November 9, 2004 - Farmer Bros. Co. (Nasdaq: FARM) today reported earnings for its first fiscal quarter ended September 30, 2004 of $1.49 million or $0.11 per share, compared with $2.51 million or $0.14 per share in the same quarter last year.

Revenues were $46.7 million in the first quarter of fiscal 2005, compared with $45.7 million for the same quarter last year.

The Company attributes the modest revenue improvement primarily to changes in the economic climate in its markets. The results, including earnings, also primarily reflect the higher average costs for green coffee, which were 3% lower than in the fourth quarter but 16% higher than a year ago, and a decrease in investment income, which includes the effects of interest rate and commodity price fluctuations during the quarter.

The Company said it has re-scheduled its annual meeting for shareholders for Dec. 14, 2004, to ensure that shareholders have adequate time to receive and review proxy materials, which the Company plans to file shortly.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Bros. has paid a dividend for 51 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown on a split-adjusted basis from $1.80 in 1980 to over $30.00 a share today.


                 THREE MONTHS ENDED   September 30,2004    September 30,2003
                              Sales         $46,708,000          $45,665,000
                         Net income          $1,497,000           $2,511,000

               Net income per share               $0.11                $0.14
Weighted average shares outstanding          13,560,800           17,829,280




The accompanying condensed financial statements of the Company are subject to year-end audit by independent auditors, but in Management's opinion all adjustments necessary for a fair presentation of operating results have been made. Per share amounts have been adjusted to reflect a ten-for-one stock split in May 2004.



Contact:

Jim Lucas / Whitney Hays
Abernathy MacGregor Group
213-630-6550






Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FARMER BROS. CO.



s/ John E. Simmons

John E. Simmons
Treasurer

Date:    November 10, 2004